EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
US Airways Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of US Airways Group, Inc. of our report dated March 10, 2000 except as to Note 15, which is as of March 15, 2000, relating to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of US Airways Group, Inc.

                                                      KPMG  LLP

McLean, Virginia
April 20, 2000